Exhibit 99.2

SELECTED FINANCIAL AND OPERATING DATA

(Dollars in millions except per share data)	2014		2013		2012	2011		2010
Income/(loss) from continuing operations	$234.0		$37.8		$(15.5)	$134.2		$67.6
Income/(loss) from discontinued operations, net of tax	—		0.5		0.1	8.6		(11.3)
Net income/(loss)	234.0		38.4		(15.4)	142.8		56.3
Income/(loss) available to common shareholders	216.3		21.1		(26.8)	131.3		(63.1)
Common Stock Data
Earnings/(loss) per common share from continuing operations	$0.92		$0.09		$(0.11)	$0.47		$(0.22)
Earnings/(loss) per common share	0.92		0.09		(0.11)	0.50		(0.27)
Diluted earnings/(loss) per common share from continuing operations	0.91		0.09		(0.11)	0.47		(0.22)
Diluted earnings/(loss) per common share	0.91		0.09		(0.11)	0.50		(0.27)
Cash dividends declared per common share	0.20		0.20		0.04	0.04		—
Book value per common share	9.35		8.87		9.05	9.24		9.01
Closing price of common stock per share:
High	13.91		12.55		10.89	12.53		14.83
Low	11.18		9.72		7.55	5.63		9.24
Year-end	13.58		11.65		9.91	8.00		11.78
Cash dividends per common share/year-end closing price	1.5%		1.7%		0.4%	0.5%		N/A
Cash dividends per common share/diluted earnings per common share	22.0%		222.2%		(36.4)%	8.0%		N/A
Compound stock dividend rate declared per share	N/A		N/A		N/A	N/A		6.3601%
Price/earnings ratio	14.9	x	129.4	x	NM	16.0	x	NM
Market capitalization	$3,180.7		$2,753.7		$2,414.1	$2,059.7		$3,102.5
Average shares (thousands)	234,997		237,972		248,349	260,574		235,699
Average diluted shares (thousands)	236,735		239,794		248,349	262,861		235,699
Period-end shares outstanding (thousands)	234,220		236,370		243,598	257,468		263,366
Volume of shares traded (thousands)	592,399		787,295		1,221,242	1,049,982		1,009,113
Selected Average Balances
Total assets	$23,994.8		$24,402.3		$25,048.3	$24,714.1		$25,654.6
Total loans, net of unearned income	15,521.0		15,726.4		16,205.4	16,056.8		17,131.8
Securities available-for-sale	3,548.4		3,180.4		3,145.5	3,182.9		2,650.9
Earning assets	21,825.2		21,772.0		22,224.8	21,959.1		22,960.2
Total deposits	16,401.7		16,340.2		16,212.0	15,527.0		15,204.3
Total term borrowings	1,592.9		1,944.7		2,326.8	2,582.6		2,915.1
Common equity	2,200.9		2,135.6		2,307.4	2,404.1		2,205.7
Total equity	2,592.0		2,518.8		2,602.5	2,699.3		3,286.1
Selected Period-End Balances
Total assets	$25,668.2		$23,784.5		$25,324.8	$24,700.4		$24,673.9
Total loans, net of unearned income	16,230.2		15,389.1		16,708.6	16,397.1		16,782.6
Securities available-for-sale	3,556.6		3,398.5		3,061.8	3,066.3		3,031.9
Earning assets	23,470.9		21,168.4		22,424.8	21,762.0		21,901.7
Total deposits	18,068.9		16,735.0		16,629.7	16,213.0		15,208.2
Total term borrowings	1,880.1		1,739.9		2,226.5	2,481.7		3,228.1
Common equity	2,190.5		2,097.3		2,204.4	2,378.9		2,372.1
Total equity	2,581.6		2,488.4		2,499.5	2,674.0		2,667.2
Selected Ratios
Return on average common equity (a)	9.83%		0.99%		(1.16)%	5.46%		(2.86)%
Return on average assets (b)	0.98		0.16		(0.06)	0.58		0.22
Net interest margin (c) (d)	2.92		2.96		3.13	3.22		3.20
Allowance for loan and lease losses to loans	1.43		1.65		1.66	2.34		3.96
Net charge-offs to average loans	0.31		0.50		1.14	2.02		3.07
Total period-end equity to period-end assets	10.06		10.46		9.87	10.83		10.81
Tangible common equity to tangible assets (d)	7.90		8.19		8.14	9.04		8.89

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1 – Summary of Significant Accounting Policies for additional information.

See accompanying notes to consolidated financial statements.

Numbers may not add to total due to rounding.

N/A - not applicable

NM - not meaningful

(a)	Calculated using net income/(loss) available to common shareholders divided by average common equity.
(b)	Calculated using net income divided by average assets.
(c)	Net interest margin is computed using total net interest income adjusted to a FTE basis assuming a statutory federal income tax rate of 35 percent and, where applicable, state income taxes.
(d)	Represents a non-GAAP measure. Refer to table 31 for the non-GAAP to GAAP reconciliation.

Non-GAAP Measures

Certain ratios are included in the narrative and tables in MD&A that are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (“GAAP”) in the U.S. FHN’s management believes such measures are relevant to understanding the capital position and results of the company. The non-GAAP ratios presented in this filing are tangible common equity to tangible assets, adjusted tangible common equity to risk weighted assets, and the tier 1 common capital ratio. These measures are reported to FHN’s management and board of directors through various internal reports. Additionally, disclosure of the non-GAAP capital ratios provide a meaningful base for comparability to other financial institutions as several of these ratios have become an important measure of the capital strength of banks as demonstrated by their use by banking regulators in reviewing capital adequacy of financial institutions. Non-GAAP measures are not formally defined by GAAP or codified in currently effective federal banking regulations, and other entities may use calculation methods that differ from those used by FHN. Tier 1 Capital is a regulatory term and is generally defined as the sum of core capital (including common equity and certain instruments that cannot be redeemed at the option of the holder) adjusted for certain items under risk-based capital regulations. Risk-weighted assets is a regulatory term which includes total assets adjusted for credit and market risk and is used to determine regulatory capital ratios. Refer to Table 31 for a reconciliation of non-GAAP to GAAP measures and presentation of the most comparable GAAP items.

ADOPTION OF ACCOUNTING UPDATES

Effective January 1, 2015, FHN retroactively adopted the requirements of ASU 2014-01, “Equity Method and Joint Ventures: Accounting for Investments in Qualified Affordable Housing Projects,” with an election to use the proportional amortization method for all qualifying investments. ASU 2014-01 permits reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using a proportional amortization method if certain conditions are met. The retrospective application of ASU 2014-01 resulted in an increase in Diluted earnings/(loss) per share of $.01 for the year ended December 31, 2014 and a decrease in Diluted earnings/(loss) per share of $.01 for the year ended December 31, 2013 compared to previously reported amounts. Diluted earnings/(loss) per share did not change for the year ended December 31, 2012. Additionally, Income/(loss) available to shareholders increased $3.0 million and $.9 million for the years ended December 31, 2014 and 2012, respectively, and decreased $2.7 million for the year ended December 31, 2013 versus previously reported amounts. FHN also recognized a decrease to Shareholders’ equity of $9.4 million and $12.4 million at December 31, 2014 and 2013, respectively, versus previously reported amounts. All prior periods, applicable tables and associated narrative have been revised to reflect this change. See Note 1 – Summary of Significant Accounting Policies for additional information.

FINANCIAL SUMMARY - 2014 COMPARED TO 2013

FHN reported net income available to common shareholders of $216.3 million or $.91 per diluted share in 2014 compared to $21.1 million or $.09 per diluted share in 2013. The increase in FHN’s net income in 2014 was the result of lower expenses and a decline in the provision for loan losses which more than offset a decline in revenue. Reported earnings are directly and significantly affected by a number of factors including strategic transactions and initiatives expected to boost growth and profitability occurring in both 2014 and 2013, the completion of transactions that expedited the wind-down of legacy businesses, and the economic environment.

FHN executed on strategic initiatives in 2014 including continued expense reductions throughout the organization, a bank-wide focus on economically profitable products, services, and customers, and investing in growth areas like Middle Tennessee, the Carolinas, Houston and FHN’s wealth management business. FHN strengthened its market share in middle and eastern Tennessee through the acquisition of 13 bank branches which added approximately $440 million in deposits. In fourth quarter, FHN announced the execution of an agreement to acquire TrustAtlantic Financial located in North Carolina which is expected to close in the first half of 2015.

As it relates to further winding down legacy businesses, in 2014 FHN sold approximately $315 million in UPB of held-for-sale (“HFS”) mortgage loans, resulting in the recognition of $39.7 million of gains, primarily due to positive fair value adjustments that were recorded in mortgage banking income. FHN also completed sales of mortgage servicing rights (“MSR”) that were initiated in late 2013. As a result, FHN recognized approximately $20 million of previously unrecognized servicing fees in conjunction with mortgage servicing sales in 2014 and significantly reduced the balance of MSR from a year ago. FHN also made significant strides on certain legal matters in 2014 including settlements with Federal Home Loan Mortgage Corporation (“FHLMC”, “Freddie Mac”, or “Freddie”) and Federal Housing Finance Agency (“FHFA”) and moving forward with other matters which resulted in $110.9 million in pre-tax loss accruals. During 2014, FHN recognized $75.0 million in expense reversals related to agreements reached with insurance companies for the recovery of expenses FHN incurred in prior years related to legal matters.

Expenses in 2013 included $170.0 million of repurchase and foreclosure provision as result of obtaining new information after reaching definitive resolution agreements (“DRA”) with two GSE’s. In late 2013, FHN reached a DRA with the Federal National Mortgage Association (“FNMA”, “Fannie Mae”, or “Fannie”) resolving certain selling representation and warranty repurchase obligations associated with loans originated from 2000 to 2008 excluding certain loans that FHN no longer serviced at the time of the

DRA. The 2013 charges included consideration of the February 2014 DRA with Freddie Mac. In 2014, FHN reversed $4.3 million of repurchase and foreclosure provision in conjunction with certain repurchase claims.

The economy continued to show signs of improvement during 2014 although the operating environment for the industry remained challenging. The competitive landscape remained tough as there was considerable competition for creditworthy borrowers. Despite the challenging operating environment, both average loans and core deposits within the regional bank grew during 2014, mitigating the impact of the wind-down of the non-strategic loan portfolios. Because of the uneven improvement of economic conditions, the Federal Reserve remained cautious during 2014 and held interest rates at historically low levels. The low interest rates and uncertainty around Fed policy put pressure on FHN’s net interest income (“NII”) and the net interest margin and also muted activity of Capital Markets’ customers. The net interest margin was 2.92 percent in 2014 compared to 2.96 percent in 2013. NII also declined in 2014 with lower interest income and little opportunity to further reduce deposit rates.

Capital markets’ results, while lower in 2014 relative to 2013, continued to contribute to FHN’s overall fee income in 2014 with fixed income average daily revenue of $.7 million compared to $.9 million in 2013. Expenses within Capital Markets were down because of lower variable compensation costs as well as a $47.1 million expense reversal related to agreements reached with insurance companies for litigation losses and legal fees associated with a lawsuit FHN settled in 2011 involving the bankruptcy trustee for Sentinel Management Group Inc.

Capital remained strong during 2014 while FHN continued returning capital to shareholders and prepared for more stringent capital requirements with the BASEL III rule phase-in beginning for FHN in 2015. Quarterly dividends in 2014 were consistent with 2013 at $.05 per share although FHN recently announced an increase of the quarterly cash dividend to $.06 per share. Shares repurchased under the 2014 share repurchase program were approximately $38 million compared to share repurchases of approximately $88 million in 2013 repurchased under an earlier share repurchase program that was terminated in January 2014.

FHN saw consistent progress in asset quality trends during 2014 as modestly improved market conditions and a focus on relationship-oriented loans led to loan growth within the regional bank replacing run-off of the higher-risk non-strategic loan balances. The allowance for loan losses declined 8 percent in 2014, driven by management’s proactive approach to managing asset quality as well as borrowers adapting to the current operating environment and a modestly improved economic environment. Additionally, loan loss provisioning and net charge-offs declined 51 percent and 38 percent, respectively, year-over-year.

Return on average common equity and return on average assets for 2014 were 9.83 percent and .98 percent, respectively, compared to .99 percent and .16 percent in 2013. The tangible common equity to tangible assets ratio was 7.90 percent in 2014 compared to 8.19 percent in 2013. Total capital and Tier 1 ratios were 16.18 percent and 14.46 percent, respectively on December 31, 2014, compared to 16.23 percent and 13.87 percent, respectively on December 31, 2013. Total period-end assets were $25.7 billion on December 31, 2014, an 8 percent increase from $23.8 billion on December 31, 2013. Total period-end equity was $2.6 billion and $2.5 billion as of December 31, 2014 and 2013, respectively.

BUSINESS LINE REVIEW – 2014 COMPARED TO 2013

Regional Banking

Pre-tax income within the regional banking segment was $288.7 million during 2014 compared to $291.2 million in 2013.

Total revenue increased 2 percent from $839.1 million in 2013 to $856.8 million in 2014, driven by an increase in both NII and fee income. In 2014 NII was $602.1 million compared to $591.4 million in 2013. The increase in NII was primarily because of improved deposit pricing compared to 2013. Noninterest income increased to $254.7 million in 2014 from $247.7 million in 2013. The increase in noninterest income was primarily driven by a 16 percent increase in wealth management income, a 23 percent increase in bankcard income, and a 5 percent increase in trust fee income in 2014 compared to 2013. Wealth management income increased to $49.1 million in 2014 from $42.3 million in 2013 driven by FHN’s strategic focus on growing these businesses with new products and offerings, an expanded sales force, and a refined advisory team strategy. Bankcard income increased largely due to $2.8 million of Visa volume incentives recognized in 2014 and the increase in trust fee income was primarily due to improved market conditions and strong new account activity. These increases were somewhat offset by deposit fee income which decreased from $110.7 million in 2013 to $108.3 million in 2014 primarily due to lower cash management fees on commercial deposit products and overall lower managed balances.

Provision expense during 2014 was $29.2 million compared to $18.5 million in 2013. The increase was partially driven by the consumer credit card portfolio as a result of trends in delinquencies, net charge-offs, and certain asset quality ratios for the smaller balance portion of the portfolio. Additionally, provision expense associated with the commercial portfolios increased to $3.4 million compared to a provision credit of $2.1 million in 2013.

Noninterest expense was $539.0 million in 2014 compared to $529.4 million in 2013. The increase in expense was largely attributable to wealth management incentives and strategic hires and retention in growth markets, as well as increases in contract employment, professional fees, and computer software expenses due to a FHN’s focus on technology-related projects in 2014. These increases in noninterest expense were partially offset by lower FDIC premium costs, a reduction in allocated personnel expenses, as well as a reduction in advertising and public relations expense compared to 2013 due to branding initiatives last year associated with FTB Advisors.

Capital Markets

Pre-tax income in the capital markets segment was $68.6 million during 2014 compared to $52.2 million in 2013. Fixed income revenue was $170.3 million 2014, down from $231.9 million in 2013, as average daily revenue (“ADR”) decreased from $.9 million in 2013 to $.7 million in 2014. The decline in fixed income revenue reflects less favorable market conditions in 2014 relative to the prior year, as ADR levels continue to be muted due to low rates, low market volatility and uncertainty around the Fed’s monetary policy. Other product revenue decreased to $32.4 million in 2014 from $36.6 million in 2013. The decline in other product revenue is largely because of a decrease in revenues from derivative sales and loan trading and related activities. Noninterest expense was $146.8 million in 2014 compared to $232.4 million in 2013. In second quarter 2014, FHN recognized $47.1 million in expense reversals related to agreements reached with insurance companies for litigation losses and legal fees associated with a lawsuit FHN settled in 2011 involving the bankruptcy trustee for Sentinel Management Group Inc. Of this amount $38.6 million was recorded as a reduction to losses from litigation and regulatory matters and $8.5 million was recorded as a reduction to legal and professional fees. In addition to the Sentinel-related expense reversals, lower variable compensation expenses, as a result of lower fixed income revenues in 2014, also contributed to the reduction in noninterest expense in 2014.

Corporate

The pre-tax loss for the corporate segment was $88.6 million in 2014 compared to $85.0 million in 2013. Net interest expense increased $8.0 million in 2014 due to the effect of the third quarter loan sale on funds transfer pricing (“FTP”) and the issuance of $400 million of senior notes, partially offset by a larger average available-for-sale (“AFS”) securities portfolio in 2014 relative to 2013. Noninterest income (including securities gain/losses) increased from $26.1 million in 2013 to $27.0 million in 2014. The increase in noninterest income was driven by a $5.6 million gain associated with the sale of a cost method investment in 2014, partially offset by lower deferred compensation income from a year ago. 2013 included $1.7 million of net gains primarily associated with the sale of a cost method investment.

Noninterest expense decreased $3.5 million to $61.4 million in 2014 from $64.9 million in 2013. The decline in noninterest expense was largely driven by a decline in severance-related costs, deferred compensation expenses, and salaries. Expenses associated with professional fees associated with various consulting projects also declined from a year ago. These declines were partially offset by an efficiency-related lease abandonment expense of $4.7 million recognized in 2014, a $4.0 million net increase in negative valuation adjustments related to Visa-related derivatives relative to 2013, and elevated advertising costs related to FTBNA’s 150th anniversary celebration campaign.

Non-Strategic

The non-strategic segment had pre-tax income of $49.6 million in 2014 compared to a pre-tax loss of $240.0 million in 2013. A significant decline in expenses, including provision for loan losses, coupled with an increase in fee income contributed to the year-over-year improved results.

Total revenue was $132.7 million and $118.4 million in 2014 and 2013, respectively, with NII declining 12 percent to $67.1 million in 2014 from $76.0 million in 2013, consistent with the run-off of the non-strategic loan portfolios. Noninterest income (including securities gains/losses) was $65.6 million in 2014 compared to $42.4 million in 2013. Mortgage banking income, the primary component of fee income within non-strategic, was $71.3 million in 2014, compared to $33.1 million in 2013. This increase was largely driven by a $39.7 million valuation gain recognized in 2014 as a result of the sale of approximately $315 million in unpaid principal balance of mortgage loans held-for-sale and $12.1 million of favorable valuation adjustments on loans primarily because of the loan sale, partially offset by a decline in servicing income. In 2013, FHN signed a definitive agreement to sell substantially all remaining legacy mortgage servicing, and as a result servicing income declined in 2014 from the prior year. Servicing fees were $21.1 million in 2014, down $20.8 million from $41.9 million in 2013, and primarily comprised of approximately $20 million in previously unrecognized servicing fees recognized in conjunction with transfers of servicing in first quarter 2014. The negative impact of runoff on the value of MSR was not material in 2014 compared with $20.9 million in 2013. Additionally net hedging results were not material in 2014 compared to positive $18.1 million in 2013. Hedging results in 2013 reflect the terms of the agreement to sell servicing. Mortgage banking income in 2013 also includes $4.4 million of negative valuation adjustments.

Other noninterest income in 2014 compared to 2013 was negatively affected by a number of transactions including a $4.2 million loss on the extinguishment of debt associated with the collapse of two HELOC securitization trusts, a $2.0 million loss on the deconsolidation of a securitization trust, and $3.0 million in securities losses. Additionally, 2013 included $3.5 million of gains from the reversals of previously established lower of cost or market (“LOCOM”) adjustments associated with trust preferred (“TRUP”) loan payoffs.

The provision for loan losses within the non-strategic segment was a provision credit of $2.2 million in 2014 compared to a provision expense of $36.5 million in 2013. The decline in provision for loan losses was the result of improvement in and runoff of the consumer real estate portfolio, as well as improvement in the C&I portfolio due to dispositions and payoffs of a number of trust preferred (TRUP) loans that were on interest deferral in prior periods.

Noninterest expense declined 73 percent to $85.3 million in 2014 from $321.8 million in 2013, primarily because of significantly lower repurchase and foreclosure provision and a decline in loss accruals related to legal matters. 2013 included $170.0 million of repurchase and foreclosure provision stemming from the resolution of certain legacy representation and warranty mortgage loan repurchase obligations to GSEs. In 2014, $4.3 million of repurchase and foreclosure provision was reversed because of a settlement of certain repurchase claims. Loss accruals related to litigation matters were $110.4 million in 2014, but were somewhat offset by $75.0 million of expense reversals associated with agreements with insurance companies for the recovery of expenses FHN incurred related to litigation losses and expenses in prior periods. Loss accruals related to litigation matters were $63.3 million in 2013. Contract employment, which primarily includes mortgage subservicing costs, declined $22.3 million to $3.9 million in 2014 as a result of the mortgage servicing sales mentioned above. Generally, most other expense categories declined given the continued wind-down of the legacy businesses.

INCOME STATEMENT REVIEW

Total consolidated revenue decreased $44.2 million to $1.2 billion in 2014, due in large part to declines in capital markets fixed income sales revenue and net interest income, but partially mitigated by increases in mortgage banking income. Total expenses declined 28 percent to $832.5 million in 2014 from $1.1 billion in 2013 primarily driven by declines in the mortgage repurchase provision, litigation loss accruals, and personnel expenses. In 2013, total consolidated revenue was $1.2 billion, down 10 percent from $1.4 billion in 2012, largely driven by lower capital markets fixed income sales revenue, net interest income, and mortgage banking income. Total expenses in 2013 were $1.1 billion compared to $1.4 billion in 2012. The decrease in expenses was driven by a decline in the mortgage repurchase provision and lower personnel expenses in 2013 relative to 2012.

NET INTEREST INCOME

Net interest income was $627.7 million in 2014, a 2 percent decline from $637.4 million in 2013. As detailed in Table 2 – Analysis of Changes in Net Interest Income, the decrease in NII was primarily attributable to continued run-off of the non-strategic loan portfolios, lower yielding commercial loans, and lower balances of loans to mortgage companies, somewhat mitigated by commercial loan growth, improved deposit pricing, and a larger securities portfolio. Average earning assets were $21.8 billion in 2014 and 2013 as continued run-off on the non-strategic loan portfolios and the resolution of several on-balance sheet structures were offset by loan growth within the regional bank and an increase in the investment securities portfolio.

For purposes of computing yields and the net interest margin, FHN adjusts net interest income to reflect tax exempt income on an equivalent pre-tax basis which provides comparability of net interest income arising from both taxable and tax-exempt sources. The consolidated net interest margin decreased to 2.92 percent in 2014 from 2.96 percent in 2013. The net interest spread was 2.78 percent in 2014, down 5 basis points from 2.83 percent in 2013 and the impact of free funding was 14 basis points in 2014 up from 13 basis points in 2013. The decrease in NIM was driven by lower yielding commercial loans and run-off of the non-strategic loan portfolios, partially offset by declining funding costs.

Net interest income was $637.4 million in 2013, down 7 percent from $688.7 million in 2012, primarily attributable to run-off of the non-strategic loan portfolio, lower yielding fixed rate loans, and a lower yielding securities portfolio, somewhat mitigated by improved deposit pricing. In 2013, average earning assets decreased 3 percent to $24.4 billion from $25.1 billion in 2012 due to run-off in the non-strategic loan portfolios, but somewhat mitigated by loan growth within the regional bank. The consolidated net interest margin was 2.96 percent in 2013 compared to 3.13 percent in 2012. The decline in NIM in 2013 compared to 2012 was primarily driven by declining yields on the investment portfolio, lower yielding fixed rate loans, run-off of the non-strategic loan portfolios, and a decline in loans to mortgage companies, partially offset by improved pricing on deposits.

The activity levels and related funding for FHN’s capital markets activities affect the net interest margin. Capital markets activities tend to compress the margin, especially when there are elevated levels of trading inventory, because of the strategy to reduce market risk by economically hedging a portion of its inventory on the balance sheet. As a result, FHN’s consolidated margin cannot be readily compared to that of other bank holding companies. Table 1 details the computation of the net interest margin for FHN for the past three years.

Table 1- Net Interest Margin

	2014	2013	2012
Assets:
Earning assets:
Loans, net of unearned income:
Commercial loans	3.56%	3.68%	3.86%
Retail loans	4.01	4.10	4.28
Total loans, net of unearned income	3.74	3.86	4.04
Loans held-for-sale	3.77	3.40	3.58
Investment securities:
U.S. treasuries	0.06	0.08	0.30
U.S. government agencies	2.57	2.56	3.10
States and municipalities (a)	2.72	0.59	1.17
Other	4.23	4.19	4.30
Total investment securities	2.64	2.64	3.13
Capital markets securities inventory	2.89	2.71	2.67
Mortgage banking trading securities	9.09	10.25	10.62
Other earning assets:
Federal funds sold	1.00	1.00	1.01
Securities purchased under agreements to resell (b)	(0.15)	(0.06)	0.04
Interest bearing cash	0.22	0.22	0.22
Total other earning assets	0.06	0.08	0.14
Interest income / total earning assets	3.29%	3.40%	3.63%

Liabilities:
Interest-bearing liabilities:
Interest-bearing deposits:
Savings	0.18%	0.22%	0.31%
Other interest-bearing deposits	0.08	0.10	0.17
Time deposits	1.07	1.59	1.93
Total interest-bearing core deposits	0.21	0.31	0.43
Certificates of deposit $100,000 and more (c)	0.63	1.01	1.37
Federal funds purchased	0.25	0.25	0.25
Securities sold under agreements to repurchase	0.08	0.14	0.18
Capital markets trading liabilities	2.43	2.05	1.77
Other short-term borrowings	0.30	0.27	0.15
Term borrowings	2.17	1.87	1.69
Interest expense / total interest-bearing liabilities	0.51	0.57	0.66
Net interest spread	2.78%	2.83%	2.97%
Effect of interest-free sources used to fund earning assets	0.14	0.13	0.16
Net interest margin (d)	2.92%	2.96%	3.13%

(a)	2014 increase driven by the yield on a held-to-maturity (“HTM”) municipal bond.
(b)	2014 and 2013 driven by negative market rates on reverse repurchase agreements.
(c)	2014 rate includes the effect of amortizing the valuation adjustment for acquired time deposits related to the branch and MNB acquisitions.
(d)	Calculated using total net interest income adjusted for FTE assuming a statutory federal income tax rate of 35 percent and, where applicable, state income taxes.

FHN’s net interest margin is expected to remain under pressure during 2015 due to declining loan yields from historically low interest rates and competitive pricing dynamics. Additionally, changes to the balance sheet mix associated with interest-bearing cash, deposit balances, and trading inventory balances could also affect NIM, especially during the first half of 2015. NIM pressure could be mitigated if interest rates rise in the latter half of 2015.

Table 2 - Analysis of Changes in Net Interest Income

	2014 Compared to 2013			2013 Compared to 2012
(Fully taxable equivalent (“FTE”))	Increase / (Decrease) Due to (a)			Increase / (Decrease) Due to (a)
(Dollars in thousands)	Rate (b)	Volume (b)	Total	Rate (b)	Volume (b)	Total
Interest income - FTE:
Loans	$(18,528)	$(7,853)	$(26,381)	$(28,282)	$(19,702)	$(47,984)
Loans held-for-sale	1,323	(3,135)	(1,812)	(700)	(1,225)	(1,925)
Investment securities:
U.S. treasury	(6)	(10)	(16)	(92)	(2)	(94)
U.S. government agencies	35	10,640	10,675	(15,389)	1,151	(14,238)
States and municipalities	375	16	391	(93)	(27)	(120)
Other	108	(1,290)	(1,182)	(248)	(7)	(255)
Total investment securities	52	9,816	9,868	(15,769)	1,062	(14,707)
Capital markets securities inventory	2,133	(3,437)	(1,304)	527	(805)	(278)
Mortgage banking trading securities	(163)	(842)	(1,005)	(72)	(660)	(732)
Other earning assets:
Federal funds sold	(2)	41	39	(1)	19	18
Securities purchased under agreements to resell	(579)	4	(575)	(672)	25	(647)
Interest-bearing deposits with other financial institutions	43	237	280	8	(32)	(24)
Total other earning assets	(336)	80	(256)	(734)	81	(653)
Total change in interest income - earning assets - FTE	$(22,695)	$1,805	$(20,890)	$(49,596)	$(16,683)	$(66,279)
Interest expense:
Interest-bearing deposits:
Savings	$(3,011)	$(189)	$(3,200)	$(5,788)	$806	$(4,982)
Time deposits	(4,639)	(2,164)	(6,803)	(3,564)	(1,821)	(5,385)
Other interest-bearing deposits	(876)	208	(668)	(2,441)	290	(2,151)
Total interest-bearing core deposits	(10,580)	(91)	(10,671)	(13,973)	1,455	(12,518)
Certificates of deposit $100,000 and more	(1,950)	(602)	(2,552)	(2,071)	(599)	(2,670)
Federal funds purchased	(13)	(410)	(423)	7	(733)	(726)
Securities sold under agreements to repurchase	(251)	(52)	(303)	(178)	167	(11)
Capital markets trading liabilities	2,429	(664)	1,765	1,755	1,419	3,174
Other short-term borrowings	95	692	787	430	(274)	156
Term borrowings	5,379	(7,129)	(1,750)	3,909	(6,922)	(3,013)
Total change in interest expense - interest-bearing liabilities	$(10,636)	$(2,511)	$(13,147)	$(13,461)	$(2,147)	$(15,608)
Net interest income - FTE			$(7,743)			$(50,671)

(a)	The changes in interest due to both rate and volume have been allocated to change due to rate and change due to volume in proportion to the absolute amounts of the changes in each.
(b)	Variances are computed on a line-by-line basis and are non-additive.

PROVISION FOR LOAN LOSSES

The provision for loan losses is the charge to earnings that management determines to be necessary to maintain the ALLL at a sufficient level reflecting management’s estimate of probable incurred losses in the loan portfolio. Analytical models based on loss experience subject to qualitative adjustment to reflect current events, trends, and conditions (including economic considerations and trends) are used by management to determine the amount of provision to be recognized and to assess the adequacy of the ALLL. The provision for loan losses was $27.0 million in 2014 compared to $55.0 million in 2013, and $78.0 million in 2012. In 2014 and 2013 FHN experienced continued overall improvement in the loan portfolio which resulted in declines of 8 percent in the allowance for loan losses (on a period end basis) each year. Additionally, net charge offs decreased 38 percent and 58 percent, respectively, during 2014 and 2013 relative to the prior years. In 2012, FHN recognized approximately $23 million of incremental loan loss provisioning related to charging down discharged bankruptcies to net realizable value. For additional information about general asset quality trends refer to Asset Quality - Trend Analysis of 2014 Compared to 2013 in this MD&A.

NONINTEREST INCOME

Noninterest income (including securities gains/(losses)) was $550.0 million in 2014 compared to $584.6 million in 2013 and $671.3 million in 2012. In 2014 noninterest income was 47 percent of total revenue compared to 48 percent and 49 percent in 2012 and 2013, respectively. The decrease in noninterest income in 2014 relative to 2013 largely resulted from a decrease in capital markets fixed income revenue partially offset by an increase in mortgage banking income. The decline in noninterest income in 2013 relative to 2012 was primarily due to decreases in capital markets fixed income revenue and mortgage banking income. FHN’s noninterest income for the last three years is provided in Table 3. The following discussion provides additional information about various line items reported in the following table.

Table 3 - Noninterest Income

				Compound Annual
				Growth Rates
(Dollars in thousands)	2014	2013	2012	14/13	14/12
Noninterest income:
Capital markets	$200,595	$272,364	$334,912	(26)%	(23)%
Deposit transactions and cash management	111,951	114,383	120,168	(2)%	(3)%
Mortgage banking	71,257	33,275	51,890	NM	17%
Brokerage, management fees and commissions	49,099	42,261	34,934	16%	19%
Trust services and investment management	27,777	26,523	24,319	5%	7%
Bankcard income	23,697	20,482	22,384	16%	3%
Bank-owned life insurance	16,394	16,614	18,805	(1)%	(7)%
Other service charges	11,882	13,440	12,935	(12)%	(4)%
Equity securities gains/(losses), net	2,872	2,211	365	30%	NM
Insurance commissions	2,257	3,023	3,148	(25)%	(15)%
Debt securities gains/(losses), net	—	(451)	328	NM	NM
Gain on divestitures	—	111	200	NM	NM
All other income and commissions:
ATM interchange fees	10,943	10,412	10,528	5%	2%
Electronic banking fees	6,190	6,289	6,537	(2)%	(3)%
Letter of credit fees	4,864	5,081	5,158	(4)%	(3)%
Deferred compensation (a)	2,042	4,685	4,461	(56)%	(32)%
Gain/(loss) on extinguishment of debt	(4,166)	—	—	NM	NM
Other (b)	12,390	13,874	20,257	(11)%	(22)%
Total all other income and commissions	32,263	40,341	46,941	(20)%	(17)%
Total noninterest income	$550,044	$584,577	$671,329	(6)%	(9)%

NM - not meaningful

(a)	Deferred compensation market value adjustments are mirrored by adjustments to employee compensation, incentives and benefits expense.
(b)	2012 includes $3.4 million of gains on the sale of bank properties, a $2.3 million gain related to the resolution of a legal matter, and $1.0 million of interest associated with a tax refund.

Capital Markets Noninterest Income

The major component of capital markets income is generated from the purchase and sale of fixed income securities as both principal and agent. Other noninterest revenues consist principally of fees from loan sales, portfolio advisory, and derivative sales. Securities inventory positions are procured for distribution to customers by the sales staff. Capital markets noninterest income declined 26 percent in 2014 to $200.6 million in 2014 from $272.4 million in 2013, reflecting less favorable market conditions in 2014 relative to the prior year due to low rates, low market volatility and uncertainty around the Fed’s monetary policy. Other noninterest revenue decreased $10.2 million to $30.3 million in 2014. The decline in other noninterest revenue was largely due to $3.5 million of gains recognized in 2013 within the non-strategic segment from the reversal of previously established LOCOM valuation adjustments associated with TRUP loan payoffs, as well as decreases in revenues from derivative sales and loan trading and related activities in 2014 relative to 2013.

Capital markets noninterest income was $272.4 million in 2013 down from $334.9 million in 2012. Less favorable market conditions in 2013, relative to 2012, including market volatility, an increase in interest rates, and uncertainty surrounding potential actions of the Fed, contributed to a decline in revenue from fixed income sales. A portion of the decrease was partially offset by an increase in other noninterest revenue in 2013 relative to 2012, including the $3.5 million of gains associated with TRUP loan payoffs previously mentioned.

Table 4 - Capital Markets Noninterest Income

				Compound
				Annual Growth
				Rates
(Dollars in thousands)	2014	2013	2012	14/13	14/12
Noninterest income:
Fixed income	$170,317	$231,853	$307,559	(27)%	(26)%
Other noninterest revenue	30,278	40,511	27,353	(25)%	5%
Total capital markets noninterest income	$200,595	$272,364	$334,912	(26)%	(23)%

Deposit Transactions and Cash Management

Fees from deposit transactions and cash management include services related to retail and commercial deposit products (such as service charges on checking accounts), cash management products and services such as electronic transaction processing (Automated Clearing House and Electronic Data Interchange), account reconciliation services, cash vault services, lockbox processing, and information reporting to large corporate clients. Deposit transactions and cash management income declined 2 percent to $112.0 million in 2014 from $114.4 million in 2013. The decrease was primarily the result of lower cash management fees on commercial deposit products due to price reductions and discounting resulting from increased market competitive price pressure and overall lower managed balances.

In 2013, deposit transactions and cash management income declined $5.8 million to $114.4 million from $120.2 million in 2012 largely due to lower non-sufficient funds (“NSF”) fee income which was driven by lower volume from a decrease in small balance deposit accounts, a refinement of sort order processes, and overall changes in consumer behavior.

Mortgage Banking Noninterest Income

Mortgage banking income has been primarily comprised of servicing income related to legacy mortgage banking operations and fair value adjustments to the mortgage warehouse. Prior to 2013, mortgage banking income also included fees from mortgage origination activity in the regional banking footprint. In third quarter 2013, FHN signed a definitive agreement to sell substantially all remaining legacy mortgage servicing, with the sales occurring primarily in fourth quarter 2013 and first quarter 2014 which resulted in substantially diminished fees from mortgage servicing. Mortgage banking income was $71.3 million in 2014 compared to $33.3 million and $51.9 million in 2013 and 2012, respectively.

The increase in mortgage banking income during 2014 relative to 2013 was primarily due to the $39.7 million gain on the sale of HFS mortgage loans in third quarter 2014, and in second quarter 2014, $8.2 million of positive fair value adjustments to the mortgage warehouse reflecting new information on market pricing for similar assets primarily related to the non-performing portion of the HFS portfolio. Servicing income, which includes fees for servicing mortgage loans, changes in the value of servicing assets, results of hedging servicing assets, and the negative impact of runoff on the value of MSR, historically was the largest component of mortgage banking income. Total servicing income was $20.8 million in 2014 from $39.1 million in 2013 because of lower servicing fees due to the 2013 and 2014 MSR sales. The decrease was partially offset by the receipt of approximately $20 million in previously unrecognized servicing fees in conjunction with servicing sales. During 2013, total servicing income was $39.1 million and was comprised of $41.9 million of servicing fees and $18.1 million of net hedging results, partially offset by $20.9 million of negative impact to the value of MSR that was attributable to runoff. Other mortgage banking income in 2014 included a $2.0 million loss associated with the deconsolidation of a securitization trust. 2013 included a $2.2 million charge associated with estimated costs for obligations related to the agreement to sell mortgage servicing.

In 2013 total servicing income decreased to $39.1 million from $52.6 million in 2012, largely driven by a decline in servicing fees consistent with the mortgage servicing portfolio decline. Net hedging results were $18.1 million in 2013 and reflect the terms of the servicing sales agreement mentioned above, which more than offset more narrow spreads between swap and mortgage rates in 2013 relative to 2012. The negative impact to the value of MSR that is attributable to runoff was $20.9 million and $23.8 million in 2013 and 2012, respectively. Negative fair value adjustments to the mortgage warehouse were $4.4 million in 2013 compared to $3.1 million in 2012. The negative fair value adjustments in 2013 were primarily driven by higher interest rates on mortgages in 2013. Elevated levels of modifications within loans HFS negatively impacted the fair value of the mortgage warehouse in 2012. Origination income in 2013 declined 84 percent as FHN shifted from originations to a referral fee-based model. In 2013, other mortgage banking income included the $2.2 million charge associated with estimated costs for obligations related to the MSR sale previously mentioned and in 2012 it included charges associated with contingencies related to prior servicing sales.

Table 5 - Mortgage Banking Noninterest Income

				Compound
				Annual Growth
				Rates
	2014	2013	2012	14/13	14/12
Noninterest income (thousands):
Origination income	$—	$771	$4,734	NM	NM
Mortgage warehouse valuation (a)	51,785	(4,355)	(3,053)	NM	NM
Servicing income/(expense):
Servicing fees	21,082	41,905	58,931	(50)%	(40)%
Change in MSR value - runoff	(833)	(20,937)	(23,804)	96%	81%
Net hedging results (b)	528	18,083	17,481	(97)%	(83)%
Total servicing income	20,777	39,051	52,608	(47)%	(37)%
Other (c)	(1,305)	(2,192)	(2,399)	40%	26%
Total mortgage banking noninterest income	$71,257	$33,275	$51,890	NM	17%
Mortgage banking statistics (millions):
Servicing portfolio - owned (first lien mortgage loans) (d)	$83	$8,512	$16,487	(99)%	(93)%

NM – not meaningful

(a)	2014 includes $39.7 million in gains on the sale of HFS mortgage loans and $8.2 million of positive Fair Value adjustments primarily related to the non-performing portion of the HFS portfolio.
(b)	2014 includes a $2.0 million loss associated with the deconsolidation of a securitization trust. 2013 includes an increase in net hedging results reflecting the terms of the mortgage servicing sale agreement.
(c)	2013 includes a negative adjustment as a result of estimated costs for obligations associated with the agreement to sell servicing. 2012 includes $2.4 million negative adjustment related to contingencies for prior servicing sales.
(d)	Excludes foreclosed assets. Substantially all mortgage servicing was sold in January 2014.

Brokerage, Management Fees and Commissions

Brokerage, management fees and commissions include fees for portfolio management, trade commission, and annuity and mutual funds sales. Noninterest income from brokerage and management fees increased 16 percent or $6.8 million to $49.1 million in 2014 due in large part to FHN’s strategic focus on growing these businesses with new products and offerings, an expanded sales force, and a refined advisory team strategy. In 2013, noninterest income from brokerage, management fees and commissions was $42.3 million compared to $34.9 million in 2012 driven by a focus on growing these businesses through customer growth and expanding services for existing customers.

Trust Services and Investment Management

Trust services and investment management fees include investment management, personal trust, employee benefits, and custodial trust services and are primarily influenced by equity and fixed income market activity. In 2014, noninterest income from trust services and investment management activities increased 5 percent to $27.8 million primarily due to improved market conditions and strong new account activity in Trust, FTB Advisory, and Retirement Services.

Noninterest income from trust services and investment management was $26.5 million in 2013 compared to $24.3 million in 2012 driven by new initiatives in 2013 and general market increases, as well as FHN’s strategic focus on growing these business products through new customers and also referrals from wealth management for trust services.

Bankcard Income

Bankcard income is derived from fees charged for processing and supporting credit card transactions including interchange, late charges, membership fees, miscellaneous merchant fees, cash advance fees, currency conversion, speed pay, and research fees. Bankcard income increased 16 percent or $3.2 million to $23.7 million in 2014, primarily due to incentives received from Visa due to higher transaction volume in 2014 relative to the prior year. In 2013, bankcard income was $20.5 million compared to $22.4 million in 2012. The decline in bankcard income in 2013 relative to 2012 was driven by the receipt of Visa volume incentives in 2012.

Bank Owned Life Insurance

BOLI income was $16.4 million in 2014 compared to $16.6 million and $18.8 million in 2013 and 2012, respectively, reflecting the receipt of lower policy benefits in 2014 and 2013 compared to 2012.

Other Service Charges

Income from other service charges includes international income (foreign exchange and wire transfer fees), other retail fees, check order income, and other service charges including check cashing, safe deposit, wire transfers, and money orders. Income from other service charges decreased to $11.9 million in 2014 from $13.4 million and $12.9 million in 2013 and 2012, respectively.

Securities Gains/Losses

In 2014, FHN recognized net securities gains of $2.9 million compared to $1.8 million and $.7 million in 2013 and 2012, respectively. The 2014 net gain was primarily the result of a $5.6 million gain on the sale of a cost method investment partially offset by $2.0 million of negative fair value adjustments related to an investment and a $.9 million loss on the sale of an investment. The 2013 net gain was primarily the result of a $3.3 million gain on the sale of a cost method investment, partially offset by a $1.1 million other-than-temporary impairment adjustment. In 2012, FHN recognized a net gain of $.4 million related to venture capital investments as a gain on sale of $5.1 million was partially offset by a $4.7 million negative fair value adjustment.

Insurance Commissions

Insurance commissions are derived from the sale of insurance products, including acting as an independent agent to provide life, long-term care, and disability insurance. Noninterest income from insurance commissions was $2.3 million in 2014, $3.0 million in 2013, and $3.1 million in 2012.

Other Noninterest Income

Other income includes revenues from ATM and interchange fees, electronic banking fees, revenue related to deferred compensation plans (which are mirrored by changes in noninterest expense), gains/(losses) from the extinguishment of debt, and various other fees.

Other income decreased $8.1 million to $32.3 million in 2014 primarily driven by a $4.2 million loss on the extinguishment of debt associated with the collapse of two HELOC securitization trusts recognized in 2014 and a $2.6 million decrease in deferred compensation income, which is driven by changes in the market value of the underlying investments.

Other income was $40.3 million in 2013, down from $46.9 million in 2012. Significant drivers of the decrease relate to $3.4 million gains on the sales of bank properties, a $2.3 million gain related to the resolution of a legal matter, and $1.0 million of interest associated with a tax refund which were all recognized in 2012.

NONINTEREST EXPENSE

Total noninterest expense decreased 28 percent or $316.0 million to $832.5 million in 2014, primarily driven by declines in expenses associated with the repurchase and foreclosure provision, litigation expenses, and personnel expenses. Total noninterest expense decreased 16 percent or $221.0 million to $1.1 billion in 2013 from $1.4 billion in 2012, primarily driven by decreases in repurchase and foreclosure provision expense and personnel expenses. Table 6 provides noninterest expense detail by category for the last three years with growth rates.

Table 6 - Noninterest Expense

				Compound Annual
				Growth Rates
(Dollars in thousands)	2014	2013	2012	14/13	14/12
Noninterest expense:
Employee compensation, incentives and benefits	$478,159	$529,041	$640,857	(10)%	(14)%
Occupancy	54,018	50,565	49,027	7%	5%
Legal and professional fees	44,205	53,359	38,750	(17)%	7%
Computer software	42,931	40,327	40,018	6%	4%
Operations services	35,247	35,215	35,429	*	*
Equipment rentals, depreciation, and maintenance	29,964	31,738	31,246	(6)%	(2)%
Contract employment and outsourcing	19,420	35,920	41,198	(46)%	(31)%
Advertising and public relations	18,683	18,239	17,439	2%	4%
Communications and courier	16,074	17,958	18,318	(10)%	(6)%
FDIC premium expense	11,464	20,156	27,968	(43)%	(36)%
Amortization of intangible assets	4,170	3,912	3,910	7%	3%
Foreclosed real estate	2,503	4,299	11,041	(42)%	(52)%
Repurchase and foreclosure provision	(4,300)	170,000	299,256	NM	NM
All other expense:
Other insurance and taxes	12,900	12,598	10,734	2%	10%
Travel and entertainment	9,095	8,959	8,366	2%	4%
Customer relations	5,726	4,916	4,578	16%	12%
Employee training and dues	4,518	5,054	4,525	(11)%	*
Supplies	3,745	3,800	3,752	(1)%	*
Miscellaneous loan costs	2,690	4,209	4,126	(36)%	(19)%
Tax credit investments	2,087	2,021	4,478	3%	(32)%
Litigation and regulatory matters	(2,720)	63,654	33,313	NM	NM
Other	41,952	32,579	41,195	29%	1%
Total all other expense	79,993	137,790	115,067	(42)%	(17)%
Total noninterest expense	$832,531	$1,148,519	$1,369,524	(28)%	(22)%

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1 - Summary of Significant Accounting Policies for additional information.

NM - not meaningful

* Amount is less than one percent.

2014 compared to 2013

During 2014 FHN recorded a $4.3 million reversal of repurchase and foreclosure provision compared to expense of $170.0 million in 2013. The expense reversal in 2014 relates to the settlement of certain repurchase claims, and the $170.0 million expense recorded in 2013 stems from the resolution of certain legacy representations and warranty mortgage loan repurchase obligations to government-sponsored entities.

Employee compensation, incentives, and benefits (personnel expense), which is generally the largest component of noninterest expense, declined $50.9 million to $478.2 million in 2014. The decline in personnel expense was largely driven by a decline in variable compensation associated with lower fixed income sales revenue within capital markets. Additionally, lower pension-related expenses, deferred compensation expense and several small favorable adjustments related to employee performance equity awards, employee benefit plans, and deferred compensation BOLI benefits in 2014 also contributed to the decline in personnel expense from 2013.

Contract employment expenses decreased 46 percent, or $16.5 million, to $19.4 million in 2014 due to lower mortgage sub-servicing costs associated with the sales of servicing, but partially offset by increases in contract employment associated with technology-related projects within the regional bank. Legal and professional fees and FDIC premium expense declined $9.2 million and $8.7 million, respectively, during 2014 relative to 2013. The decline in legal and professional fees was largely due to an $8.5 million legal fee expense reversal associated with the Sentinel legal matter. The decline in FDIC premium expense was due in part to $3.3 million of FDIC premium refunds received in 2014.

A portion of the decline in expenses previously mentioned was offset by increases in occupancy and computer software expenses. Occupancy expense increased $3.5 million to $54.0 million during 2014, which was largely the result of $4.7 million of lease abandonment expense related to efficiency initiatives. Computer software increased $2.6 million to $42.9 million during 2014 relative to the prior year driven by a focus on technology-related projects. The remaining expense categories remained relatively flat or declined slightly during 2014 relative to 2013 as FHN continues to focus on controlling expenses.

All other expenses were $80.0 million and $137.8 million in 2014 and 2013, respectively. The decrease in all other expenses was primarily due to a $66.4 million net decline in losses from litigation and regulatory matters as $113.6 million of expense reversals associated with agreements with insurance companies for the recovery of expenses FHN incurred related to litigation losses in previous periods more than offset a $47.2 million net increase in loss accruals related to legal matters. Other expenses include $5.9 million of negative valuation adjustments associated with the derivatives related to prior sales of Visa Class B shares compared to $1.9 million in 2013.

2013 compared to 2012

Personnel expense declined $111.8 million during 2013 to $529.0 million. The decrease in personal expenses relative to 2012 is largely driven by a $39.4 million reduction in pension costs resulting from the freeze of the pension plans on December 31, 2012, a decline in variable compensation associated with lower fixed income sales revenue in capital markets, and a decrease in severance-related costs associated with restructuring, repositioning, and efficiency initiatives. Additionally, headcount reductions relative to the prior year also contributed to lower personnel expenses.

During 2013 repurchase and foreclosure provision expense was $170.0 million compared to $299.3 million in 2012. In 2012 FHN recorded $250.0 million of repurchase and foreclosure provision expense reflecting a change in estimate of FHN’s repurchase obligations for alleged breaches of representations and warranties related to mortgage loans sold to Fannie Mae and Freddie Mac. In 2013, FHN recorded $170.0 million of repurchase and foreclosure provision expense based principally upon additional information obtained in connection with the DRAs previously mentioned. The provision included the impact of each DRA, estimates for future loss not included in the DRAs, and estimates for future loss related to certain other loan sales.

Foreclosed real estate expenses were $4.3 million in 2013 compared to $11.0 million in 2012 due to declines in negative valuation adjustments and lower property preservation costs. Contract employment expenses decreased $5.3 million to $35.9 million during 2013 due to lower sub-servicing costs consistent with the run-off of the servicing portfolio. FDIC premium expense was $20.2 million in 2013, down from $28.0 million in 2012.

Legal and professional fees increased $14.6 million to $53.4 million in 2013 driven by an increase in costs related to litigation matters and also various consulting projects throughout the organization compared to the prior year.

All other expenses were $137.8 million and $115.1 million in 2013 and 2012, respectively. The increase in all other expense was primarily the result of a $30.3 million increase in litigation-related charges in 2013 relative to 2012, partially offset by a $2.5 million decrease due to a decline in expense from tax credit investments. Additionally, during 2012 FHN had favorable adjustments which affected trends for the comparative period including a $1.8 million favorable adjustment to franchise taxes and a $1.8 million gain related to clean-up calls for first lien securitizations. Other expenses in 2012 included $3.4 million in ancillary expenses associated with legacy mortgage wind-down activities and a $2.8 million charge related to the write-off of unrecoverable servicing advances.

INCOME TAXES

FHN recorded an income tax provision of $84.2 million in 2014, compared to an income tax benefit of $19.4 million in 2013. The effective tax rate for 2014 was approximately 26 percent. Due to the large increase in pre-tax income during 2014, the comparison of the tax rate from period to period will not provide meaningful information. The company’s effective tax rate is favorably affected by recurring items such as affordable housing credits, bank-owned life insurance and tax-exempt income. The company’s effective tax rate also may be affected by items that may occur in any given period but are not consistent from period to period, such as changes in the deferred tax asset valuation allowance and changes in unrecognized tax benefits.

A deferred tax asset (“DTA”) or deferred tax liability (“DTL”) is recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax consequence is calculated by applying enacted statutory tax rates, applicable to future years, to these temporary differences. As of December 31, 2014, FHN’s gross DTA (net of a valuation allowance) and gross DTL were $346.6 million and $86.0 million, respectively, resulting in a net DTA of $260.6 million at December 31, 2014, compared with $247.9 million at December 31, 2013.

In order to support the recognition of the DTA, FHN’s management must conclude that the realization of the DTA is more likely than not. FHN evaluates the likelihood of realization of the DTA based on both positive and negative evidence available at the time, including (as appropriate) scheduled reversals of DTLs, projected future taxable income, tax planning strategies, and recent financial performance. Realization is dependent on generating sufficient taxable income prior to the expiration of the carryforwards attributable to the DTA. In projecting future taxable income, FHN incorporates assumptions including the amount of future state and federal pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates used to manage the underlying business.

As of December 31, 2014, FHN had federal tax credit carryforwards which will expire in varying amounts between 2031 and 2034, state income tax net operating loss (“NOL”) carryforwards which will expire in varying amounts between 2016 and 2032, and federal capital loss carryforwards, which will expire in 2017. As of December 31, 2014 and 2013, FHN established a valuation allowance of $.1 million and $5.9 million, respectively, against its state NOL carryforwards and $44.4 million and $51.9 million, respectively, against its capital loss carryforwards. FHN’s DTA after valuation allowance was $346.6 million and $377.9 million as of December 31, 2014 and 2013, respectively. Based on current analysis, FHN believes that its ability to realize the remaining DTA is more likely than not. FHN monitors its DTA and the need for a valuation allowance on a quarterly basis. A significant adverse change in FHN’s taxable earnings outlook could result in the need for further valuation allowances. In the event FHN is able to determine that the deferred tax assets are realizable in the future in excess of their net recorded amount, FHN would make an adjustment to the valuation allowance, which would reduce the provision for income taxes.

Changes in tax laws and rates could also affect recorded DTAs and DTLs in the future. Management is not aware of the enactment of any such changes that would have a material effect on the company’s results of operations, cash flows or financial position.

The total balance of unrecognized tax benefits on December 31, 2014, was $5.2 million compared with $6.6 million as of the end of 2013. On December 31, 2014 there were no tax positions included in the balance of unrecognized tax benefits for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. To the extent such unrecognized tax benefits as of December 31, 2014 are subsequently recognized, $3.4 million of tax benefits would impact tax expense and FHN’s effective tax rate.

FHN’s policy under ASC 740 is to recognize accrued interest and penalties related to unrecognized tax benefits as a component of tax expense. Interest accrued as of December 31, 2014 was $.9 million compared to $2.0 million in 2013. The total amount of interest and penalties recognized in the Consolidated Statements of Income during 2014 and 2013 was a benefit of $1.1 million and $2.5 million, respectively.

FHN and its eligible subsidiaries are included in a consolidated federal income tax return. FHN files separate returns for subsidiaries that are not eligible to be included in a consolidated federal income tax return. Based on the laws of the applicable states where it conducts business operations, FHN either files consolidated, combined, or separate returns. With few exceptions, FHN is no longer subject to federal or state and local tax examinations by tax authorities for years before 2010. During 2013 the IRS completed a limited issue focused examination (“LIFE”) for the years ending December 31, 2011 and 2010. All proposed adjustments with respect to the examination of those years have been settled. FHN is currently under audit in several states.

See also Note 16 – Income Taxes for additional information.

STATEMENT OF CONDITION REVIEW

Total period-end assets were $25.7 billion on December 31, 2014, compared to $23.8 billion on December 31, 2013. Average assets decreased to $24.0 billion in 2014 from $24.4 billion in 2013. The decrease in average assets is primarily attributable to declines in non-earning assets, loan balances, and trading securities, partially offset by increases in AFS securities and interest-bearing cash. The increase in period-end assets was driven by increases in interest-bearing cash, loan balances, trading securities, and securities purchased under agreements to resell, somewhat offset by a decline in non-earning assets and loans HFS.

EARNING ASSETS

Earning assets consist of loans, loans HFS, investment securities, and other earning assets such as trading securities and interest-bearing cash. Average earning assets were $21.8 billion in 2014, a $53.2 million increase from a year earlier. A more detailed discussion of the major line items follows.

Loans

Period-end loans increased to $16.2 billion as of December 31, 2014 from $15.4 billion on December 31, 2013. Average loans for 2014 were $15.5 billion compared to $15.7 billion for 2013. The increase in period-end loan balances was due to loan growth within the regional bank which more than offset balance declines within FHN’s run-off portfolios within the non-strategic segment. Loan growth was largely within the regional bank’s commercial portfolios while the decline in balances within non-strategic were largely within the consumer real estate and permanent mortgage portfolios. The decline in average loan balances in 2014 relative to the prior year was driven by run-off of the non-strategic portfolios which outpaced average loan growth within the Regional Bank.

Table 8 - Average Loans

			2014			2013			2012
		Percent	Growth		Percent	Growth		Percent	Growth
(Dollars in thousands)	2014	of Total	Rate	2013	of Total	Rate	2012	of Total	Rate
Commercial:
Commercial, financial, and industrial	$8,156,750	52%	2%	$7,972,875	51%	*	$7,994,102	49%	12%
Commercial real estate	1,223,487	8	5	1,170,618	7	(10)%	1,307,001	8	(15)
Total commercial	9,380,237	60	3	9,143,493	58	(2)	9,301,103	57	7
Retail:
Consumer real estate (a)	5,198,304	34	(6)	5,526,386	35	(5)	5,829,089	36	(4)
Permanent mortgage (b)	594,450	4	(20)	742,793	5	(7)	795,014	5	(22)
Credit card and other	347,981	2	11	313,702	2	12	280,197	2	(5)
Total retail	6,140,735	40	(7)	6,582,881	42	(5)	6,904,300	43	(6)
Total loans, net of unearned	$15,520,972	100%	(1)%	$15,726,374	100%	(3)%	$16,205,403	100%	1%

(a)	2014, 2013, and 2012 include $140.7 million, $369.3 million, and $473.5 million of restricted and secured real estate loans, respectively.
(b)	2014, 2013, and 2012 include $.4 million, $12.4 million, and $22.6 million of restricted and secured real estate loans, respectively.

C&I loans are the largest component of the commercial portfolio comprising 87 percent of average commercial loans in both 2014 and 2013. C&I loans increased 2 percent, or $183.9 million, from 2013 due to net loan growth within the regional bank’s general commercial portfolio and also an increase in asset-based lending. This loan growth was partially offset by declines in the average balance of loans to mortgage companies and C&I loans within the non-strategic segment which was driven by sales and payoffs of nonaccruing trust preferred loans since 2013. Commercial real estate loans increased 5 percent or $52.9 million to $1.2 billion in 2014 because of growth in expansion markets and opportunities with new and existing customers within the regional bank which outpaced the continued wind-down of the non-strategic components.

Average retail loans declined 7 percent, or $442.1 million, from a year ago, to $6.1 billion in 2014. The consumer real estate portfolio (home equity lines and installment loans) declined $328.1 million, to $5.2 billion as the continued wind-down of portfolios within the non-strategic segment outpaced a $101.5 million increase in real estate installment loans from new originations within the regional bank. The permanent mortgage portfolio declined $148.3 million to $594.5 million in 2014 largely driven by runoff of the legacy assets. Credit Card and Other increased $34.3 million to $348.0 million in 2014 due to strategic focus on growing the credit card and other consumer portfolios.

Table 9 - Contractual Maturities of Commercial Loans on December 31, 2014

		After 1 Year
(Period-end) (Dollars in thousands)	Within 1 Year	Within 5 Years	After 5 Years	Total
Commercial, financial, and industrial	$3,387,086	$4,160,379	$1,459,821	$9,007,286
Commercial real estate	370,009	825,801	81,907	1,277,717
Total commercial loans	$3,757,095	$4,986,180	$1,541,728	$10,285,003
For maturities over one year:
Interest rates - floating		$3,816,212	$850,612	$4,666,824
Interest rates - fixed		1,169,968	691,116	1,861,084
Total maturities over one year		$4,986,180	$1,541,728	$6,527,908

Because of various factors, the contractual maturities of consumer loans are not indicative of the actual lives of such loans. A significant component of FHN’s loan portfolio consists of consumer real estate loans – a majority of which are home equity lines of credit and home equity installment loans. Typical home equity lines originated by FHN are variable rate 5/15, 10/10, or 10/20 lines. In a 5/15 line, a borrower may draw on the loan for 5 years and pay interest only during that period (“the draw period”), and for the next 15 years the customer pays principal and interest and may no longer draw on that line. A 10/10 loan has a 10 year draw period followed by a 10-year principal-and-interest period and a 10/20 loan has a 10 year draw period followed by a 20-year principal-and-interest period. Therefore, the contractual maturity for 5/15 and 10/10 home equity lines is 20 years and the contractual maturity for 10/20 home equity lines is 30 years. Numerous factors can contribute to the actual life of a home equity line or installment loan as the prepayment rates for these portfolios typically do not trend consistent with contractual maturities. In normalized market conditions, the average life of home equity line and installment loan portfolios is significantly less than the contractual period as indicated by historical trends. More recent indicators suggest that the average life of these portfolios could be longer when compared to that observed in normalized market conditions. This could be attributed to the limited availability of new credit in the marketplace, historically weak performance of the housing market, and a historically low interest rate environment. However, the actual average life of home equity lines and loans is difficult to predict and changes in any of these factors could result in changes in projections of average lives.

Investment Securities

FHN’s investment portfolio consists principally of debt securities including government agency issued mortgage-backed securities (“MBS”) and government agency issued collateralized mortgage obligations (“CMO”), substantially all of which are classified as available-for-sale (“AFS”). FHN utilizes the securities portfolio as a source of income, liquidity and collateral for repurchase agreements, for public funds, and as a tool for managing risk of interest rate movements. Table 10 shows information pertaining to the composition, yields, and contractual maturities of the investment securities portfolio. Investment securities increased 5 percent from $3.4 billion on December 31, 2013 to $3.6 billion on December 31, 2014. Average investment securities were $3.6 billion in 2014 and $3.2 billion in 2013, representing 16 percent of earning assets in 2014 compared to 15 percent in 2013. The amount of securities purchased for the investment portfolio is largely driven by the desire to protect the value of non-rate sensitive liabilities and equity and maximize yield on FHN’s excess liquidity without negatively affecting future yields while operating in this historically low interest rate environment.

Government agency issued MBS and CMO, and other agencies averaged $3.3 billion and $2.9 billion in 2014 and 2013, respectively. U.S. treasury securities and municipal bonds averaged $44.7 million in 2014 compared to $56.8 million in 2013. Investments in equity securities averaged $191.9 million in 2014 compared with $222.4 million in 2013. A majority of these balances include restricted investments in the Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“FRB”) which averaged over $160 million and $190 million in 2014 and 2013, respectively. On December 31, 2014, AFS investment securities had $30.1 million of net unrealized gains that resulted in an increase in shareholders’ equity of $18.6 million, net of $11.6 million of deferred income tax benefits. See Note 3 – Investment Securities for additional detail.

Table 10 - Contractual Maturities of Investment Securities on December 31, 2014 (Amortized Cost)

			After 1 year		After 5 years
	Within 1 year		Within 5 years		Within 10 years		After 10 years
(Period-end)(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Securities available-for-sale:
Government agency issued MBS and CMO (a)	$—	—%	$3	7.14%	$4,606	5.04%	$3,327,629	2.49%
U.S. treasuries	—	—	100	0.98	—	—	—	—
Other U.S. government agencies	1,755	5.51	—	—	—	—	—	—
State and municipalities (b)	—	—	1,500	—	—	—	8,705	0.12
Other (c)	—	—	—	—	—	—	182,184	4.07
Total securities available-for-sale	$1,755	5.51%	$1,603	0.07%	$4,606	5.04%	$3,518,518	2.57%
Securities held-to-maturity:
State and municipalities	$—	—%	$—	—%	$—	—%	$4,292	6.71%
Total securities held-to-maturity	$—	—%	$—	—%	$—	—%	$4,292	6.71%

(a)	Represents government agency-issued mortgage-backed securities and collateralized mortgage obligations which, when adjusted for early pay downs, have an estimated average life of 4.0 years.
(b)	Weighted average yields on tax-exempt obligations have been computed by adjusting allowable tax-exempt income to a fully taxable equivalent basis.
(c)	The amount classified as maturing after 10 years represents equity securities with no stated maturity.

Loans Held-for-Sale

Loans HFS consists of the mortgage warehouse (primarily repurchased government-guaranteed loans), student, small business, and home equity loans. The average balance of loans HFS decreased $85.9 million from 2013 and averaged $296.1 million in 2014. On December 31, 2014 and 2013, loans HFS were $141.3 million and $370.2 million, respectively. The lower balances of both average and period-end loans HFS reflect the third quarter 2014 sales of loans with approximately $315 million in unpaid principal balance.

Other Earning Assets

All other earning assets include trading securities, securities purchased under agreements to resell, federal funds sold (“FFS”), and interest-bearing deposits with the Federal Reserve Bank (“FRB”) and other financial institutions. All other earning assets decreased $27.7 million and averaged $2.5 billion in 2014 and 2013, as a $131.1 million decrease in trading securities was partially offset by a $106.5 million increase in interest-bearing cash. Period-end earning assets were $3.5 billion on December 31, 2014 up from $2.0 billion on December 31, 2013. The increase in period-end other earning assets was primarily due to an $891.7 million increase in interest-bearing cash, driven by an inflow of deposits and proceeds from the issuance of $400 million of senior notes in fourth quarter 2014. Additionally, a $392.7 million and $246.5 million increase in trading securities and securities purchased under agreements to resell (“asset repos”), respectively, also contributed to the increase in other earning assets year over year. Capital markets’ trading inventory fluctuates daily based on customer demand, while asset repos are used in capital markets fixed income trading activity and generally correlate with the level of capital markets trading liabilities (short-positions) as securities collateral from repo transactions is used to fulfill trades.

Non-earning assets

Non-earning assets averaged $2.2 billion in 2014, an 18 percent decline from $2.6 billion in 2013. Period-end balances were also $2.2 billion and $2.6 billion on December 31, 2014 and 2013, respectively. The decline in non-earning assets is primarily due to declines in servicing advances and MSR due to the sales of substantially all remaining legacy mortgage servicing in fourth quarter 2013 and first quarter 2014, as well as a decline in derivative assets.

Core Deposits

Core deposits were $17.6 billion on December 31, 2014, up 9 percent from $16.2 billion on December 31, 2013. The increase in period-end core deposits was primarily driven by the addition of approximately $440 million of deposits associated with the fourth quarter branch acquisition, an inflow of commercial customer deposits, and FHN’s decision to increase Insured Network Deposits. Insured Network Deposits are an FDIC-insured deposit sweep program where financial institutions can receive unsecured deposits for the long-term (several years) and in larger-dollar increments. Average core deposits increased $127.0 million to $15.9 billion in 2014 from $15.8 billion in 2013.

Short-Term Funds

Average short-term funds (certificates of deposit greater than $100,000, federal funds purchased (“FFP”), securities sold under agreements to repurchase, trading liabilities, and other short-term borrowings) decreased 2 percent, or $66.0 million, to $3.2 billion in 2014. The decrease was driven by declines in FFP, jumbo certificates of deposits, securities sold under agreements to repurchase, and trading liabilities, partially offset by higher levels of borrowings from the Federal Home Loan Bank (“FHLB”). Average FFP, which currently is composed primarily of funds from correspondent banks, was $1.1 billion in 2014 compared to $1.3 billion in 2013. FFP fluctuates depending on the amount of excess funding of FHN’s correspondent bank customers while capital markets’ trading liabilities fluctuate based on expectations of customer demand. The increased level of FHLB borrowings was primarily because of deposit fluctuations combined with loan growth. On average, short-term purchased funds accounted for 15 percent of FHN’s funding (core deposits plus short-term purchased funds and term borrowings) in 2014 compared to 16 percent in 2013. Period-end short-term funds increased $207.2 million from $2.6 billion on December 31, 2013 to $2.8 billion on December 31, 2014. The increase in period-end balances reflects higher balances of trading liabilities and securities sold under agreement to repurchase which more than offset lower jumbo CD’s and FHLB borrowings. See Note 10 – Short Term Borrowings for additional information.

Term Borrowings

Term borrowings include senior and subordinated borrowings and advances with original maturities greater than one year. Term borrowings averaged $1.6 billion in 2014, compared to $1.9 billion in 2013. The decrease in average term borrowings primarily relates to a decline in restricted/secured borrowings due to the collapse/deconsolidation of three previously consolidated on-balance sheet consumer loan securitizations in first quarter 2014 and $350.0 million of subordinated notes that matured during the second quarter of 2013. On December 31, 2014, term borrowings were $1.9 billion compared to $1.7 billion on December 31, 2013. The increase in period-end balances is due to the issuance of $400 million of senior notes in fourth quarter 2014. See Note 11 – Term Borrowings for additional information.

Other Liabilities

Average other liabilities declined $189.8 million from 2013 to $692.8 million in 2014. The largest declines were within the net pension funding status driven by changes resulting from the annual measurement between 2012 and 2013, the repurchase and foreclosure reserve due to losses charged against the liability since 2013, derivative liabilities, and capital markets’ payables. These decreases were partially offset by an increase in other accrued liabilities – mainly because of litigation accruals. Period-end other liabilities were $786.8 million on December 31, 2014 compared to $786.4 million on December 31, 2013. The declines described above that affected the average balances also affected period-end balances with the exception of the net pension funding status, which increased $111.4 million primarily driven by a change in the discount rate between 2013 and 2014 and other accrued liabilities which were relatively flat between period end 2014 and 2013.

CAPITAL

Management’s objectives are to provide capital sufficient to cover the risks inherent in FHN’s businesses, to maintain excess capital to well-capitalized standards, and to assure ready access to the capital markets. Average equity was $2.6 billion in 2014 compared to $2.5 billion in 2013. The increase in average equity between periods was primarily due to the impact of net income on retained earnings and a favorable decline in the effects of pensions within other comprehensive income, partially offset by a decrease in capital surplus and common stock because of shares that were purchased under the 2014 share repurchase program mentioned below. Period-end equity was $2.6 billion in 2014 compared to $2.5 billion in 2013.The increase in period-end equity was primarily driven by the impact of net income on retained earnings and an increase in unrealized gains associated with the AFS securities portfolio within accumulated other comprehensive income, somewhat offset by an increase in the effects of net pension funding status within other comprehensive income largely due to a decline in the discount rate, as well as share repurchases.

In fourth quarter 2011, FHN launched a share repurchase program which enabled FHN to repurchase its common stock in the open market or in privately negotiated transactions, subject to certain conditions. As of December 31, 2013, this program had authorized total purchases of up to $300 million and FHN had repurchased $262.7 million of common shares under this program. In January 2014, FHN’s board of directors terminated this share repurchase program and approved a new share repurchase program which enables FHN to repurchase its common stock in the open market or in privately negotiated transactions, again subject to certain conditions. The current program authorizes total purchases of up to $100 million and expires on January 31, 2016. During 2014, FHN repurchased $38.5 million of common shares under this program.

The following tables provide a reconciliation of Shareholders’ equity from the Consolidated Statements of Condition to Tier 1 and Total Regulatory Capital as well as certain selected capital ratios:

Table 11 - Regulatory Capital and Ratios

(Dollars in thousands)	2014	2013
Shareholders’ equity (a)	$2,295,537	$2,205,320
Regulatory adjustments:
Goodwill and other intangibles	(141,831)	(133,013)
Net unrealized (gains)/losses on AFS securities	(18,651)	11,228
Minimum pension liability	206,827	138,768
Noncontrolling interest - FTBNA preferred stock	294,816	294,816
Trust preferred	200,000	200,000
Disallowed servicing assets	(225)	(4,638)
Disallowed deferred tax assets	(22,862)	(93,399)
Other	(108)	(106)
Tier 1 capital	$2,813,503	$2,618,976
Tier 2 capital	334,833	444,655
Total regulatory capital	$3,148,336	$3,063,631

	2014		2013
	Ratio	Amount	Ratio	Amount
Tier 1
First Horizon National Corporation	14.46%	$2,813,503	13.87%	$2,618,976
First Tennessee Bank National Association (b)	16.12	3,107,407	15.99	2,991,866
Total
First Horizon National Corporation	16.18	3,148,336	16.23	3,063,631
First Tennessee Bank National Association (b)	17.86	3,441,315	18.36	3,434,410
Tier 1 Common (c)
First Horizon National Corporation	11.43	2,223,063	10.75	2,028,536
Other Capital Ratios
Total period-end equity to period-end assets	10.09		10.51
FHN’s Tier 1 Leverage	11.43		11.04
Adjusted tangible common equity to risk weighted assets (c)	10.31		10.37
Tangible common equity to tangible assets (c)	7.94		8.24

(a)	Shareholders’ equity balances are shown as originally reported. For regulatory purposes each Report of Condition and Income covers a single discrete period and retroactive restatement of prior years’ Reports of Condition and Income is not permitted due to the adoption of a new accounting standard.
(b)	Excluding financial subsidiaries, FTBNA’s Tier 1 and Total Capital ratios were 15.77 percent and 16.59 percent, respectively, at December 31, 2014.
(c)	Refer to the Non-GAAP to GAAP Reconciliation – Table 31.

Banking regulators define minimum capital ratios for bank holding companies and their bank subsidiaries. Based on the capital rules and definitions prescribed by the banking regulators, should any depository institution’s capital ratios decline below predetermined levels, it would become subject to a series of increasingly restrictive regulatory actions. The system categorizes a depository institution’s capital position into one of five categories ranging from well-capitalized to critically under-capitalized. In 2014, for an institution the size of FHN to qualify as well-capitalized, Tier 1 Capital, Total Capital, and Leverage capital ratios must be at least 6 percent, 10 percent, and 5 percent, respectively. As of December 31, 2014, FHN and FTBNA had sufficient capital to qualify as well-capitalized institutions. Tier 1, Tier 1 Common, and Tier 1 Leverage capital ratios increased in 2014 relative to 2013 primarily due to the impact of net income less dividends on retained earnings and a favorable decline in the regulatory adjustment for disallowed DTAs. Total Capital ratios for both FHN and FTBNA were negatively impacted by a reduction in the amount of Tier 2 qualifying subordinated debt as that debt approaches maturity. Through 2015, capital ratios are expected to remain significantly above well-capitalized standards. Refer to the discussion of rules that will impact capital ratios for the industry in the Market Uncertainties and Prospective Trends section of MD&A.

Pursuant to board authority, FHN may repurchase shares of its common stock from time to time and will evaluate the level of capital and take action designed to generate or use capital, as appropriate, for the interests of the shareholders, subject to legal and regulatory restrictions. FHN’s board has not authorized a preferred stock purchase program. The following tables provide information related to securities repurchased by FHN during fourth quarter 2014:

Table 12 - Issuer Purchases of Common Stock

Compensation Plan-Related Repurchase Authority:

			Total number of	Maximum number
	Total number		shares purchased	of shares that may
	of shares	Average price	as part of publicly	yet be purchased
(Volume in thousands, except per share data)	purchased	paid per share	announced programs	under the programs
2014
October 1 to October 31	16	$11.61	16	31,337
November 1 to November 30	1	$12.75	1	31,336
December 1 to December 31	—	N/A	—	31,336
Total	17	$11.67	17

N/A - Not applicable

Compensation Plan Programs:

•	A consolidated compensation plan share purchase program was announced on August 6, 2004. This action consolidated into a single share purchase program all of the previously authorized compensation plan share programs as well as the renewal of the authorization to purchase shares for use in connection with two compensation plans for which the share purchase authority had expired. The total amount authorized under this consolidated compensation plan share purchase program, inclusive of a program amendment on April 24, 2006, is 29.6 million shares calculated before adjusting for stock dividends distributed through January 1, 2011. The authorization has been reduced for that portion which relates to compensation plans for which no options remain outstanding. The shares may be purchased over the option exercise period of the various compensation plans on or before December 31, 2023. On December 31, 2014, the maximum number of shares that may be purchased under the program was 31.3 million shares. Purchases may be made in the open market or through privately negotiated transactions and are subject to market conditions, accumulation of excess equity, prudent capital management, and legal and regulatory restrictions. Management currently does not anticipate purchasing a material number of shares under this authority during 2015.

Other Repurchase Authority:

			Total number of	Maximum approximate
	Total number		shares purchased	dollar value that may
	of shares	Average price	as part of publicly	yet be purchased
(Dollar values and volume in thousands, except per share data)	purchased	paid per share (a)	announced programs	under the programs
2014
October 1 to October 31	—	N/A	—	$75,974
November 1 to November 30	559	$12.85	559	$68,800
December 1 to December 31	561	13.00	561	$61,501
Total	1,120	$12.92	1,120

N/A - Not applicable

(a) Represents total costs including commissions paid.

Other Programs:

On January 22, 2014, FHN announced a $100 million share purchase authority that expires on January 31, 2016. As of December 31, 2014, $38.5 million in purchases had been made under this authority at an average price per share of $12.35, $12.33 excluding commissions. Purchases may be made in the open market or through privately negotiated transactions and will be subject to market conditions, accumulation of excess equity, prudent capital management, and legal and regulatory restrictions.

CASH FLOWS

The Consolidated Statements of Cash Flows provide information on cash flows from operating, investing, and financing activities for the years ended December 31, 2014, 2013, and 2012. The level of cash and cash equivalents increased $243.5 million during 2014 compared to a decrease of $278.4 million during 2013. During 2014 cash provided by financing and operating activities outpaced cash used by investing activities, whereas in 2013 cash used by financing activities more than offset cash provided by investing and operating activities.

Net cash provided by operating activities was $704.7 million in 2014 and $431.4 million in 2013. Operating cash flows in 2014 were positively affected by cash-related net income items, cash proceeds from MSR sales, and $229.9 million of changes in cash related to operating assets and liabilities. Additionally the sale of mortgage loans HFS positively impacted cash during 2014; however these increases were partially offset by a $167.1 million net change in cash related to capital market activities which negatively impacted operating cash flows. Net cash provided by financing activities was $1,025.4 million in 2014 compared to net cash used of $1,472.7 million in 2013. In 2014, cash was positively affected by an increase in deposits and the issuance of senior notes, but was partially offset by payments of long-term borrowings related to the collapse/resolution of two securitization trusts which negatively affected financing cash flows. Additionally cash dividends and share repurchases negatively impacted financing cash flows in 2014. Net cash used by investing activities was $1,486.7 million in 2014 compared to net cash provided by investing activities of $763.0 million in 2013. Increases in loan balances and interest-bearing cash, as well as a $116.0 million net decrease in cash related to activity associated with the available-for-sale securities portfolio negatively affected cash provided by investing activities in 2014, but was partially offset by $413.4 million received from the branch acquisition.

Net cash provided by investing activities was $763.0 million in 2013 compared to net cash used of $415.2 million in 2012. In 2013, declining loan balances and $53.3 million in cash receipts related to the MNB acquisition favorably affected cash provided by investing activities. These cash inflows were somewhat offset by activity related to the AFS securities portfolio which resulted in a $385.1 million net decrease in cash as securities purchased outpaced maturities and sales. There was an increase of $349.9 million in deposits held with the Fed that negatively affected cash flows from investing activities. Net cash provided by operating activities was $431.4 million in 2013 and $371.6 million in 2012. Operating cash flows in 2013 were positively affected by cash-related net income items and a $242.8 million net increase in cash related to capital markets activities, which more than offset a decline in cash from operating assets and liabilities of $275.2 million. Net cash used by financing activities was $1,472.7 million in 2013 compared to net cash provided of $321.6 million in 2012. In 2013, cash was negatively affected by a decrease in short-term borrowings due to the payoff of FHLB borrowings and declining deposits, as well as $430.1 million in maturities and payments of term borrowings and $91.5 million of common shares repurchased. This cash outflow was somewhat mitigated by the cash inflow from the preferred stock issuance that provided $95.6 million in net proceeds.

Net cash provided by operating activities was $371.6 million in 2012 and was driven by cash-related net income items that were partially offset by decreases in cash of $73.3 million and $37.0 million from capital markets trading activities and changes in operating assets and liabilities, respectively. Net cash provided by financing activities was $321.6 million in 2012 as inflows driven by increased FHLB borrowings as a result of deposit fluctuations and increased funding needs for loans to mortgage companies and core deposit growth more than offset cash outflows related to payments and maturities of term borrowings of $234.2 million and cash paid to repurchase common stock of $133.8 million. Cash used by investing activities was $415.2 million in 2012. Cash outflows of $489.3 million from loan growth negatively affected cash flow from investing activities. Activity related to the AFS securities portfolio resulted in a $24.8 million net decrease in cash as securities purchases outpaced sales and maturities in 2012. The decrease was partially offset by a $99.5 million decline in deposits held at the Fed.

ACCOUNTING STANDARDS UPDATES ISSUED BUT NOT CURRENTLY EFFECTIVE

In January 2014, the FASB issued ASU 2014-04, “Receivables—Troubled Debt Restructurings by Creditors: Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure.” ASU 2014-04 clarifies that an in-substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. ASU 2014-04 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. An entity can elect to adopt ASU 2014-04 using either a modified retrospective transition method or a prospective transition method. Under the modified retrospective transition method, an entity should apply ASU 2014-04 by means of a cumulative-effect adjustment to residential consumer mortgage loans and foreclosed residential real estate properties existing as of the beginning of the annual period for which the amendments are effective. FHN will adopt the requirements of ASU 2014-04 prospectively and does not expect it to have a material effect on FHN’s statements of condition, results of operations or cash flows.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers.” ASU 2014-09 does not change revenue recognition for financial instruments. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This is accomplished through a five-step recognition framework involving 1) the identification of contracts with customers, 2) identification of performance obligations, 3) determination of the transaction price, 4) allocation of the transaction price to the performance obligations and 5) recognition of revenue as performance obligations are satisfied. Additionally, qualitative and quantitative information is required for disclosure regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. Transition to the new requirements may be made by retroactively revising prior financial statements (with certain practical expedients permitted) or by a cumulative effect through retained earnings. If the latter option is selected, additional disclosures are required for comparability. FHN is evaluating the effects of ASU 2014-09 on its revenue recognition practices.

In June 2014, the FASB issued ASU 2014-11, “Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures.” ASU 2014-11 makes two changes to accounting for repurchase agreements. First, it requires secured borrowing accounting for repurchase-to-maturity transactions. Second, it requires separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty, which will result in secured borrowing accounting for the repurchase agreement. ASU 2014-11 also requires additional disclosures for repurchase transactions that are recognized as secured borrowings, including disaggregation by class of collateral, the remaining contractual tenor of the arrangements and the risks inherent in the agreements. Adoption of ASU 2014-11 will only affect FHN’s disclosures as it does not engage in repurchase-to- maturity or repurchase financing transactions. These disclosure revisions are effective for annual periods beginning after December 15, 2014, and for interim periods beginning after March 15, 2015.

In June 2014, the FASB issued ASU 2014-12, “Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period.” ASU 2014-12 requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition in determining expense recognition for the award. Thus, compensation cost is recognized over the requisite service period based on the probability of achievement of the performance condition. Expense is adjusted after the requisite service period for changes in the probability of achievement. ASU 2014-12 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. The adoption of ASU 2014-12 will have no effect on FHN.

In August 2014, the FASB issued ASU 2014-14, “Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure.” ASU 2014-14 requires that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if 1) the loan has a government guarantee that it not separable from the loan before foreclosure, 2) at the time of foreclosure the creditor has the intent to convey the real estate to the guarantor and make a recoverable claim on the guarantee and 3) at the time of foreclosure any amount of the claim that is based on the fair value of the real estate is fixed. For qualifying foreclosures, the amount of the receivable recognized should be measured based on the amount of the loan balance expected to be recovered from the guarantor. ASU 2014-14 is effective for annual and interim periods beginning after December 15, 2014 and may be adopted through either a prospective only approach or through a reclassification from other real estate owned to other receivable on the effective date. FHN currently classifies foreclosed properties with government guarantees within other real estate owned and plans to adopt ASU 2014-14 prospectively.

In August 2014, the FASB issued ASU 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” ASU 2014-15 requires an entity’s management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. If such events or conditions exist, disclosures are required and management should evaluate whether its plans sufficiently alleviate the substantial doubt. ASU 2014-15 is effective for the annual period ending after December 15, 2015 and all interim and annual periods thereafter. The provisions of ASU 2014-15 are not anticipated to affect FHN.

QUARTERLY FINANCIAL INFORMATION

Table 30 - Summary of Quarterly Financial Information

	2014				2013
	Fourth	Third	Second	First	Fourth	Third	Second	First
(Dollars in millions except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Summary income information:
Interest income	$179.4	$178.9	$177.4	$173.6	$179.1	$182.6	$184.0	$186.4
Interest expense	20.4	19.3	20.6	21.2	21.9	23.8	24.0	25.0
Provision for loan losses	6.0	6.0	5.0	10.0	15.0	10.0	15.0	15.0
Noninterest income	119.6	157.8	126.9	145.7	135.0	150.5	142.6	156.4
Noninterest expense	207.3	244.0	163.2	218.0	254.6	431.0	224.9	238.0
Income/(loss) from continuing operations	51.6	50.5	81.9	50.0	53.2	(103.8)	44.6	43.9
Income/(loss) from discontinued operations, net of tax	—	—	—	—	—	0.1	—	0.5
Net income/(loss)	51.6	50.5	81.9	50.0	53.2	(103.7)	44.6	44.3
Income/(loss) available to common shareholders	$47.1	$46.1	$77.5	$45.6	$48.7	$(108.1)	$40.2	$40.3
Earnings/(loss) per common share from continuing operations	$0.20	$0.20	$0.33	$0.19	$0.21	$(0.46)	$0.17	$0.17
Earnings/(loss) per common share	0.20	0.20	0.33	0.19	0.21	(0.46)	0.17	0.17
Diluted earnings/(loss) per common share from continuing operations	0.20	0.19	0.33	0.19	0.21	(0.46)	0.17	0.17
Diluted earnings/(loss) per common share	0.20	0.19	0.33	0.19	0.21	(0.46)	0.17	0.17
Common stock information:
Closing price per share:
High	$13.91	$12.96	$12.56	$12.56	$11.68	$12.55	$11.67	$11.26
Low	11.37	11.47	11.18	11.22	10.65	10.99	9.72	9.96
Period-end	13.58	12.28	11.86	12.34	11.65	10.99	11.20	10.68
Cash dividends declared per share	0.05	0.05	0.05	0.05	0.05	0.05	0.05	0.05

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1 - Summary of Significant Accounting Policies for additional information.

NON-GAAP INFORMATION

The following table provides a reconciliation of non-GAAP items presented in this MD&A to the most comparable GAAP presentation:

Table 31 - Non-GAAP to GAAP Reconciliation

(Dollars in thousands)	2014	2013
Tangible Common Equity (Non-GAAP)
(A) Total equity (GAAP)	$2,581,590	$2,488,377
Less: Noncontrolling interest (a)	295,431	295,431
Less: Preferred Stock	95,624	95,624
Total common equity	2,190,535	2,097,322
Less: Intangible assets (GAAP) (b)	175,450	163,931
(B) Tangible common equity (Non-GAAP)	2,015,085	1,933,391
Less: Unrealized gains/(losses) on AFS securities, net of tax	18,581	(11,241)
(C) Adjusted tangible common equity (Non-GAAP)	$1,996,504	$1,944,632
Tangible Assets (Non-GAAP)
(D) Total assets (GAAP)	$25,668,187	$23,784,493
Less: Intangible assets (GAAP) (b)	175,450	163,931
(E) Tangible assets (Non-GAAP)	$25,492,737	$23,620,562
Tier 1 Common (Non-GAAP)
(F) Tier 1 capital (c) (d)	$2,813,503	$2,618,976
Less: Noncontrolling interest - FTBNA preferred stock (a) (e)	294,816	294,816
Less: Preferred Stock	95,624	95,624
Less: Trust preferred (f)	200,000	200,000
(G) Tier 1 Common (Non-GAAP)	$2,223,063	$2,028,536
Risk Weighted Assets
(H) Risk Weighted assets (c) (d)	$19,452,656	$18,878,594
Ratios
(B)/(E) Tangible common equity to tangible assets (“TCE/TA”) (Non-GAAP)	7.90%	8.19%
(A)/(D) Total period-end equity to period-end assets (GAAP)	10.06	10.46
(G)/(H) Tier 1 common to risk weighted assets (Non-GAAP)	11.43	10.75
(F)/(D) Tier 1 capital to total assets (GAAP)	10.96	11.01
(C)/(H) Adjusted common equity to risk weighted assets (“TCE/RWA”) (Non-GAAP) (g)	10.26	10.30

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1 – Summary of Significant Accounting Policies for additional information.

(a)	Included in Total equity on the Consolidated Statements of Condition.
(b)	Includes Goodwill and other intangible assets, net of amortization.
(c)	Tier 1 Capital and Risk Weighted Assets balances presented are as originally reported. For regulatory purposes each Report of Condition and Income covers a single discrete period and retroactive restatement of prior years’ Reports of Condition and Income is not permitted due to the adoption of an accounting standard.
(d)	Defined by and calculated in conformity with bank regulations currently applicable to FHN and FTBNA.
(e)	Represents FTBNA preferred stock included in noncontrolling interest.
(f)	Included in Term borrowings on the Consolidated Statements of Condition.
(g)	See Glossary of Terms for definition of ratio.

CONSOLIDATED HISTORICAL STATEMENTS OF INCOME (Unaudited)

						Growth Rates
(Dollars in millions except per share data)	2014	2013	2012	2011	2010	14/13	14/10**
Interest income:
Interest and fees on loans	$571.8	$599.7	$648.6	$654.4	$697.9	(5)%	(5)%
Interest on investment securities available-for-sale	93.2	83.8	98.4	118.1	114.3	11%	(5)%
Interest on investment securities held-to-maturity	.3	—	—	—	—	NM	NM
Interest on loans held-for-sale	11.2	13.0	14.9	15.9	18.7	(14)%	(12)%
Interest on trading securities inventory	32.0	34.6	35.4	43.2	46.4	(8)%	(9)%
Interest on other earning assets	.7	1.0	1.7	.8	2.9	(30)%	(30)%
Total interest income	709.2	732.1	799.0	832.4	880.2	(3)%	(5)%
Interest expense:
Interest on deposits:
Savings	11.5	14.8	19.7	27.0	31.3	(22)%	(22)%
Time deposits	9.1	15.9	21.3	29.3	38.6	(43)%	(30)%
Other interest-bearing deposits	3.1	3.8	5.9	6.2	8.8	(18)%	(23)%
Certificates of deposit $100,000 and more	3.1	5.6	8.3	9.8	13.0	(45)%	(30)%
Interest on trading liabilities	15.4	13.6	10.5	15.0	18.1	13%	(4)%
Interest on short-term borrowings	4.7	4.7	5.3	5.8	7.4	*	(11)%
Interest on term borrowings	34.6	36.3	39.3	38.5	32.2	(5)%	2%
Total interest expense	81.5	94.7	110.3	131.6	149.4	(14)%	(14)%
Net interest income	627.7	637.4	688.7	700.8	730.8	(2)%	(4)%
Provision for loan losses	27.0	55.0	78.0	44.0	270.0	(51)%	(44)%
Net interest income/(loss) after provision for loan losses	600.7	582.4	610.7	656.8	460.8	3%	7%
Noninterest income:
Capital markets	200.6	272.4	334.9	355.3	424.0	(26)%	(17)%
Deposit transactions and cash management	111.9	114.4	120.2	134.1	143.2	(2)%	(6)%
Mortgage banking	71.2	33.3	51.9	90.6	167.4	NM	(19)%
Brokerage, management fees and commissions	49.1	42.3	34.9	33.0	27.9	16%	15%
Trust services and investment management	27.8	26.5	24.3	25.0	25.7	5%	2%
Bankcard income	23.7	20.5	22.4	22.4	19.8	16%	5%
Bank owned life insurance	16.4	16.6	18.8	19.6	25.9	(1)%	(11)%
Other service charges	11.9	13.4	12.9	12.2	15.0	(11)%	(6)%
Equity securities gains/(losses), net	2.9	2.2	.4	35.4	10.5	32%	(28)%
Insurance commissions	2.3	3.0	3.1	3.6	3.6	(23)%	(11)%
Debt securities gains/(losses), net	—	(.4)	.3	.8	.4	NM	NM
Gains/(losses) on divestitures	—	.1	.2	—	—	NM	NM
All other income and commissions	32.3	40.3	47.0	54.0	69.3	(20)%	(17)%
Total noninterest income	550.1	584.6	671.3	786.0	932.7	(6)%	(12)%
Adjusted gross income after provision for loan losses	1,150.8	1,167.0	1,282.0	1,442.8	1,393.5	(1)%	(5)%
Noninterest expense:
Employee compensation, incentives, and benefits	478.2	529.0	640.9	610.2	672.0	(10)%	(8)%
Occupancy	54.0	50.6	49.0	53.6	57.7	7%	(2)%
Legal and professional fees	44.2	53.4	38.8	69.6	61.9	(17)%	(8)%
Computer software	42.9	40.3	40.0	34.7	30.4	6%	9%
Operations services	35.2	35.2	35.4	50.3	59.1	*	(12)%
Equipment rentals, depreciation, and maintenance	30.0	31.7	31.2	32.9	28.4	(5)%	1%
Contract employment and outsourcing	19.4	35.9	41.2	41.9	28.5	(46)%	(9)%
Advertising and public relations	18.7	18.2	17.4	16.9	23.2	3%	(5)%
Communications and courier	16.1	18.0	18.3	19.1	22.1	(11)%	(8)%
FDIC premium expense	11.4	20.2	28.0	28.3	37.1	(44)%	(26)%
Amortization of intangible assets	4.2	3.9	3.9	4.0	4.1	8%	1%
Foreclosed real estate	2.5	4.3	11.0	22.1	24.9	(42)%	(44)%
Repurchase and foreclosure provision	(4.3)	170.0	299.3	159.6	189.8	NM	NM
All other expense	80.0	137.8	115.1	133.3	83.4	(42)%	(1)%
Total noninterest expense	832.5	1,148.5	1,369.5	1,276.5	1,322.6	(28)%	(11)%
Income/(loss) before income taxes	318.2	18.4	(87.5)	166.3	70.9	NM	46%
Provision/(benefit) for income taxes	84.2	(19.4)	(72.0)	32.2	3.3	NM	NM
Income/(loss) from continuing operations	234.0	37.8	(15.5)	134.2	67.6	NM	36%
Income/(loss) from discontinued operations, net of tax	—	0.5	0.1	8.6	(11.3)	NM	NM
Net income/(loss)	234.0	38.4	(15.4)	142.8	56.3	NM	43%
Net income attributable to noncontrolling interest	11.5	11.5	11.5	11.4	11.4	*	*
Net income/(loss) attributable to controlling interest	222.5	26.9	(26.8)	131.3	44.9	NM	49%
Preferred stock dividends - CPP	—	—	—	—	108.0	NM	NM
Preferred stock dividends - Series A	6.2	5.8	—	—	—	7%	NM
Net income/(loss) available to common shareholders	$216.3	$21.1	$(26.8)	$131.3	$(63.1)	NM	NM
Fully taxable equivalent adjustment	$9.6	$7.6	$7.0	$6.0	$2.8	26%	36%
Earnings/(loss) per common share from continuing operations	$0.92	$0.09	$(0.11)	$0.47	$(0.22)	NM	NM
Diluted earnings/(loss) per common share from continuing operations	$0.91	$0.09	$(0.11)	$0.47	$(0.22)	NM	NM
Earnings/(loss) per share available to common shareholders	$0.92	$0.09	$(0.11)	$0.50	$(0.27)	NM	NM
Diluted earnings/(loss) per share available to common shareholders	$0.91	$0.09	$(0.11)	$0.50	$(0.27)	NM	NM

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1 – Summary of Significant Accounting Policies for additional information.

Numbers may not add to total due to rounding.

NM - not meaningful

* Amount is less than one percent.

** Compound annual growth rate.

CONSOLIDATED AVERAGE BALANCE SHEET AND RELATED YIELDS AND RATES (Unaudited)

	2014
(Fully taxable equivalent)	Average	Interest Income/	Average Yields/
(Dollars in millions)	Balance	Expense	Rates
Assets:
Earning assets:
Loans, net of unearned income (a)	$15,521.0	$580.5	3.74%
Loans held-for-sale	296.1	11.2	3.77
Investment securities:
U.S. treasuries	27.0	—	0.06
U.S. government agencies	3,316.0	85.1	2.57
States and municipalities	17.7	0.5	2.72
Other	191.9	8.1	4.23
Total investment securities	3,552.6	93.7	2.64
Capital markets securities inventory	1,111.1	32.1	2.89
Mortgage banking trading securities	6.4	0.6	9.09
Other earning assets:
Federal funds sold	28.8	0.2	1.00
Securities purchased under agreements to resell (b)	651.0	(1.0)	(0.15)
Interest-bearing cash	658.2	1.5	0.22
Total other earning assets	1,338.0	0.7	0.06
Total earning assets	21,825.2	718.8	3.29
Allowance for loan losses	(243.9)
Cash and due from banks	327.0
Capital markets receivables	55.2
Premises and equipment, net	300.0
Other assets	1,731.3
Total assets/Interest income	$23,994.8	$718.8
Liabilities and shareholders’ equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Savings	$6,592.0	$11.5	0.18%
Time deposits	849.4	9.1	1.07
Other interest-bearing deposits	3,800.6	3.1	0.08
Total interest-bearing core deposits	11,242.0	23.7	0.21
Certificates of deposit $100,000 and more	493.4	3.1	0.63
Federal funds purchased	1,101.9	2.8	0.25
Securities sold under agreements to repurchase	447.8	0.3	0.08
Capital markets trading liabilities	633.9	15.4	2.43
Other short-term borrowings	532.0	1.6	0.30
Term borrowings	1,592.9	34.6	2.17
Total interest-bearing liabilities	16,043.9	81.5	0.51
Noninterest-bearing deposits	4,666.3
Capital markets payables	36.1
Other liabilities	656.6
Total liabilities	21,402.9
Shareholders’ equity	2,296.5
Noncontrolling interest	295.4
Total equity	2,591.9
Total liabilities and equity/Interest expense	$23,994.8	$81.5
Net interest income-tax equivalent basis/Yield		$637.3	2.92%
Fully taxable equivalent adjustment		(9.6)
Net interest income		$627.7
Net interest spread			2.78%
Effect of interest-free sources used to fund earning assets			0.14
Net interest margin			2.92%

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1 – Summary of Significant Accounting Policies for additional information.

Yields and corresponding income amounts are adjusted to a FTE basis assuming a statutory federal income tax rate of 35 percent and, where applicable, state income taxes. Earning assets yields are expressed net of unearned income. Rates are expressed net of unamortized debenture cost for long-term debt. Net interest margin is computed using total net interest income.

2013			2012			Average	Average
Average	Interest Income/	Average Yields/	Average	Interest Income/	Average Yields/	Balance Growth	Balance Growth
Balance	Expense	Rates	Balance	Expense	Rates	14/13	14/12 (c)

$15,726.4	$606.9	3.86%	$16,205.4	$654.9	4.04%	(1)%	(2)%
382.0	13.0	3.40	416.6	14.9	3.58	(22)%	(16)%

41.5	—	0.08	42.2	0.1	0.30	(35)%	(20)%
2,901.2	74.4	2.56	2,862.8	88.6	3.10	14%	8%
15.3	0.1	0.59	17.8	0.2	1.17	16%	*
222.4	9.3	4.19	222.6	9.6	4.30	(14)%	(7)%
3,180.4	83.8	2.64	3,145.4	98.5	3.13	12%	6%
1,233.1	33.4	2.71	1,261.1	33.7	2.67	(10)%	(6)%
15.5	1.6	10.25	21.9	2.3	10.62	(59)%	(46)%

24.7	0.2	1.00	22.7	0.2	1.01	17%	13%
658.2	(0.4)	(0.06)	586.2	0.3	0.04	(1)%	5%
551.7	1.2	0.22	565.5	1.2	0.22	19%	8%
1,234.6	1.0	0.08	1,174.4	1.7	0.14	8%	7%
21,772.0	739.7	3.40	22,224.8	806.0	3.63	*	(1)%
(259.5)			(331.2)			6%	14%
345.9			344.3			(5)%	(3)%
78.3			103.6			(30)%	(27)%
304.4			310.1			(1)%	(2)%
2,161.2			2,396.7			(20)%	(15)%
$24,402.3	$739.7		$25,048.3	$806.0		(2)%	(2)%

$6,678.5	$14.8	0.22%	$6,403.7	$19.7	0.31%	(1)%	1%
1,001.6	15.9	1.59	1,101.2	21.3	1.93	(15)%	(12)%
3,591.8	3.7	0.10	3,414.1	5.9	0.17	6%	6%
11,271.9	34.4	0.31	10,919.0	46.9	0.43	*	1%
558.9	5.6	1.01	604.9	8.3	1.37	(12)%	(10)%
1,263.8	3.2	0.25	1,548.0	3.9	0.25	(13)%	(16)%
487.9	0.7	0.14	380.9	0.7	0.18	(8)%	8%
665.1	13.6	2.05	589.5	10.5	1.77	(5)%	4%
299.3	0.9	0.27	450.7	0.7	0.15	78%	9%
1,944.7	36.3	1.87	2,326.8	39.3	1.69	(18)%	(17)%
16,491.6	94.7	0.57	16,819.8	110.3	0.66	(3)%	(2)%
4,509.4			4,688.1			3%	*
51.6			70.4			(30)%	(28)%
831.0			867.5			(21)%	(13)%
21,883.6			22,445.8			(2)%	(2)%
2,223.4			2,307.3			3%	*
295.3			295.2			*	*
2,518.7			2,602.5			3%	*
$24,402.3	$94.7		$25,048.3	$110.3		(2)%	(2)%
	$645.0	2.96%		$695.7	3.13%
	(7.6)			(7.0)
	$637.4			$688.7
		2.83%			2.97%
		0.13			0.16
		2.96%			3.13%

*Amount less than one percent.

(a)	Includes loans on nonaccrual status.
(b)	2014 and 2013 yields driven by negative market rates on reverse repurchase agreements.
(c)	Compound annual growth rate.